Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q3 2007 Powerwave Technologies Earnings Conference Call

Event Date/Time: Oct. 29. 2007 / 5:00PM ET

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

George Iwanyc

CIBC World Markets - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Mung Chou

Jefferies & Co.- Analyst

Kim Watkins

JPMorgan Chase & Co. - Analyst

Mike Ounjian

Credit Suisse - Analyst

Tom Lee

Goldman Sachs - Analyst

Brian Modoff

Deutsche Bank - Analyst

Blaine Carroll

FTN Midwest Research - Analyst

Ken Muth

Robert W. Baird & Co. - Analyst

Anil Doradla

Caris & Co. - Analyst

Joanna Makris

Brean Murray, Carret - Analyst

Scott Searle

S Squared Technology - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the third quarter 2007 Powerwave Technologies earnings conference call. My name is Shawn, and I will be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS)

I will now like to turn the presentation over to your host for today’s call, Mr. Kevin Michaels, Chief Financial Officer. Please proceed.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, Shawn, and good afternoon everyone. Welcome to the Powerwave Technology third quarter 2007 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting, I would like to point out that various remarks we may make about future expectations, plans, and prospects for Powerwave, including but not limited to, anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the integration of the Filtronic Wireless acquisition, the timing of consolidation of our manufacturing facilities, cost savings related to our facility consolidations, future cost savings related to our cost reduction activity, demand levels for the Company’s product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates, cash flows, and days sales outstanding, are all forward-looking statements.

All of these statements are subject to numerous risks and uncertainties, that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risk and uncertainties include our ability to accurately forecast and anticipate customer orders, integrate acquisitions and realize anticipated cost savings and synergies, the potential negative impact on demand for our products due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to implement new ERP systems, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave’s current Form 10-K for the year ended December 31, 2006, our current Form 10-Q for the quarter ending July 1st, 2007, and other filings, which are on file with the Securities & Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found on our website at Powerwave.com, and on Businesswire. With all of this in mind, I would like to start by quickly review our financial results, which are also summarized in our press release.

Net sales for the third quarter of 2007 were $200.7 million, and we reported a net loss of $28.6 million, which equates to net loss on a GAAP basis of $0.22 per share. This loss includes approximately $8.2 million of restructuring and impairment charges, related to the restructuring and planned closures of several of our manufacturing locations, as well as an accrual related to the termination of both outstanding margin and revenue commitments associated with our former Philippine manufacturing facility. There is also an additional $7.6 million of non-cash intangible asset amortization related to our acquisitions. In summary, all of these charges and impairments totaled approximately $15.8 million for the third quarter of 2007.

For the third quarter, on a pro forma basis excluding all restructuring and impairment charges, acquisition related charges and intangible asset amortization, we would have reported a pro forma net loss of $10.2 million, or a pro forma net loss per share of $0.08. I want to note that included in both GAAP and pro forma results is the impact of approximately $1.4 million of pre-tax stock-based compensation expense due to SFAS 123(R), almost all of which is included in operating expenses. If you were to exclude this expense from our reported results, you would add approximately $0.01 to EPS to both GAAP and pro forma results for the third quarter. This is approximately the same impact as in the prior-year period.

Now, I will describe our revenues on a geographic basis. Our total America’s revenues for the third quarter of 2007 were approximately $55.8 million, or 28% of revenues. Our total Asian sales account for approximately 26% of revenues, or $52.8 million, and our total European and Other international revenues were $92.1 million, or approximately 46% of our revenues.

For the third quarter sales of products within our Antenna Systems product group totaled $44.4 million, or 22% of total revenues. Base Station Subsystems sales total $146.4 million, or 73% of revenues, and Coverage Solutions sales totaled $10 million, or 5% of revenues. For the third quarter, our total 3G-related sales were approximately $29 million, or approximately 14% of our total revenues. And our total WiMax sales were approximately $5.8 million, or 3% of our revenues.

In terms of our customer profile for the third quarter, our total OEM sales account for approximately 73% of our total revenues, and our total direct and operator sales accounted for approximately 27% of our revenues. Our total direct and operator sales increased as percentage of our revenues from second quarter of 2007 which was 22% of our revenue.

For the third quarter of 2007 our largest customers included Nokia Siemens Networks, which accounted for 35% of our revenues, and Alcatel-Lucent which accounted for approximately 17% of revenues for the quarter.

Now I will describe our gross margins for the third quarter. On a GAAP basis, our total consolidated gross profit margin was 13.6% for the third quarter. On a pro forma basis, excluding a total of $12.9 million which consists of restructuring and impairment charges and non-cash intangible asset amortization, our total gross profit margin would have been 20%.

While our gross margin improved from the second quarter of 2007, it continues to be negatively impacted by underabsorption of our manufacturing overheads, and the fact that we have not completed all of our supply chain consolidation activities, as well as the continued large percentage of OEM-based revenues, which typically carry lower margins in our direct operative revenues.

All of these factors combined to negatively impact our gross margins for the third quarter. As we have previously stated, we have been in the process of consolidating our three China manufacturing operations into one location in Sozhou, China. We completed the manufacturing consolidation by the end of the third quarter, and we are now completing the remaining legal and accounting consolidation activities, which we hope to complete by the end of this year, or soon thereafter.

Next I will review our operating expenses for the third quarter. Our Sales and Marketing expenses were $13.1 million. Our engineering expenses were $17.9 million. And our G&A expenses were $18.3 million. Excluding restructuring and impairment charges and intangible asset amortization for the third quarter totaling $2.9 million, our total operating expenses equaled approximately $49.3 million.

This represents a decrease of approximately $5.5 million from the second quarter of 2007, and is a decrease of over $9 million from the first quarter of 2007. We saw reductions in every area, and to-date we have driven over $36 million in annualized operating expense savings. As many of you know, we are slightly ahead of our plan on operating expense reductions, but we still have additional reduction targets that we are driving for over the next year.

Now we are continuing through the income statement. In terms of Other expense, we recorded approximately $2.3 million of Other expense in the third quarter of 2007. The main contributors to this Other expense was our interest expense of approximately $2.3 million, with interest and other income offset by a net foreign currency translation loss of $1.8 million recognized in the third quarter. This FX loss was larger due to the weaker Swedish Krone and U.S. dollar versus the Euro, and the fact that a large amount of our Euro revenues are currently transacted on our Swedish subsidiaries books.

For the third quarter, our tax rate was impacted by some minor tax payments and valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be in the range of approximately 5 to 10% for fiscal 2007.

I want to stress that this estimate will fluctuate based upon our actual results, and due to the fact that both our U.S. and Swedish deferred tax assets have been written off. With the prior write-off of our main deferred tax assets, those entities operate at an effective zero percent rate, and our reported rate reflects any income or losses on our other tax jurisdictions. For the third quarter, on a full GAAP basis, our rate was approximately 5%.

Next I will quickly review our balance sheet. Total cash at September 30th, 2007, was approximately $197.7 million, of which $7.3 million is reflected as restricted cash. The cash balances reflect the addition of approximately $145.5 million in net proceeds from our 3.875% convertible subordinated notes due 2027 that were issued on September 24th, 2007.

In addition, we repaid the approximately $12.7 million outstanding under our receivables financing facility during the quarter. For the third quarter, we had a use of cash from operations of approximately $2.8 million, which comes from our operating loss and some of the restructuring activities executed during the quarter, offset by an improvement in our inventory turns, as well as a reduction in our DSO. From a pure balance sheet perspective, factoring in our debt repayment, we added approximately $5.7 million of cash during the third quarter. Our capital spending totalled approximately $2.6 million for the quarter.

For the third quarter, our net inventory was $134.4 million, which represents inventory turns of approximately 5 times. As we have previously stated, our goal is to increase our inventory turns to the target range of 8 turns by the end of this year. We remain extremely focused on reducing our inventory and thereby improving our turns, as well as freeing up the cash trapped in balance sheet. While our total net accounts receivable increased to $211 million, our accounts receivable days sales outstanding reduced to approximately 96 days, from 101 days in the second quarter, and 108 days in the first quarter of 2007.

Before turning the call over to Ron, I would like to remind you that we are no longer providing quarterly guidance. We believe that our investors are better served by focusing on long term trends, as opposed to short term volatility which is inherent in our markets. In terms of our guidance for the remaining portion of fiscal 2007, please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and results, and many of these are detailed in our public filings with the SEC.

With all of that in mind, we are updating our previously-announced fiscal 2007 annual revenue range of $725 to $800 million, to a new revised range of $750 million to $790 million. At the same time, we are continuing with our restructuring and consolidation efforts, in order to lower our operating breakeven targets and improve our gross margins. While we are not providing earnings guidance, we do want to share with you our current expectations for the remainder of this year.

On the revenue front, we continue to believe that in the second half of 2007 we will see stronger demand across much of the wireless marketplace, which should result in sequential market growth during the fourth quarter. In terms of Powerwave’s ongoing restructuring and cost reduction activities, we expect to see some sequential improvements in our gross margins, while for the fourth quarter we expect our operating expenses to be relatively flat to the third quarter. This is in-line with our previously-established pro forma quarterly operating expense target of $50 million or less by the end of this year. We are continuing to drive to obtain additional reductions during fiscal 2008.

With that, I would like to now turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you, Kevin and good afternoon, everyone.

I want to start by stating, as you can see, we have made significant improvements during the third quarter, and we remain focused on our objective of reducing our overall cost structure, on both the manufacturing and operating expense side. The team is focused on this objective, as I believe our results demonstrated. We remain committed to further improve our overall cost model, in order to ensure the long-term success of this Company, and to be in the position to report positive financial results.

On a different topic, I want to note that during the last month, our industry has seen many announcements from various participants describing slowness in certain market segments, or other issues that are impacting these companies. These statements certainly have lowered the expectations throughout the investment community. However, while we are not questioning what others have to say, and I want to note how quickly expectations can change in this wireless industry. We have not changed our overall view of this market from our last previous quarter.

We continue to see opportunities throughout the various markets that we compete in. We see increasing demand coming from our direct operator market, as well as from certain OEM customers. We see increasing demand for our next-generation technologies, such as HSDPA, WiMax, to software defined radio and products, as well as continued demand for basic voice service such as GSM.

While I do not want to overstate demand, this demand increase has placed on our supply chain, a significant length in delivery times for components and raw materials. While these factors certainly propose a challenge for companies like Powerwave, I believe that this is good news overall for our industry.

Looking at our third quarter revenues, I believe they demonstrate the strength of some of our OEM customers, as well as an improvement in demand from our wireless network operator customers. During the third quarter we saw continued strength from Nokia Siemens as well as Alcatel-Lucent. For the third quarter, our total Nokia Siemens revenue was approximately $71 million, and accounted for 35% of our revenues. Alcatel-Lucent’s revenue was $33 million, which represents approximately 17% of revenue.

Our other OEM customers accounted for approximately 21% of our total revenue, which we believe supports and demonstrates our effort to further diversify our customers base. We will continue to drive our efforts to expand out customer penetration in what is a very consolidated industry.

As Kevin mentioned , we saw our Direct Network Operator business grow 30% during the third quarter. And we continue to believe that this portion of the market will continue to demonstrate strong growth. I believe Powerwave is very well-positioned to capitalize on these opportunities.

From a regional perspective, we saw growth in all regions, with the strongest growth coming from the Middle East, Europe, and North America. As we had stated previously, we believe that we are well-situated to capitalize on the growth in the industry wherever it may occur. Powerwave maintains a global footprint, and we will continue to leverage that capability as much as possible.

Another interesting point is that this will be the fifth consecutive quarter in which we have grown our Base Station Subsystem business. In this quarter we achieved revenues of over $146 million. As a note, this is not all Power Amplifier business. Quite to the contrary, Power amplifiers only make up 25% of our total revenues.

Powerwave today offers a well diversified mix of products and wireless infrastructure products for this market. As I stated earlier, we have been very focused on executing on our operational plans and cost reduction efforts. I want to stress that we are very focused and committed to take the actions necessary to return Powerwave to profitability. We continue to be very active in taking the actions necessary to reduce our costs and expenses, and position this Company to return to profitability.

In terms of our cost structure, as many of you know we have been consolidating our China manufacturing sites from three to one location in Suzhou, China. We did complete the manufacturing line consolidation by the end of Q3, and I want to assure you that we are continuing to work on our supply chain consolidation, as well as focusing on further improvements to our operating cost structure.

As Kevin stated, we expect to see additional improvement in our gross margins over the next few quarters, as we work towards our goal of the mid-20% range. We have made improvements in our inventory turns from 4 to 5 turns in Q3. In addition, we saw a net reduction of approximately $12 million of inventory in the third quarter. Even though we had an increase in our production capability, and ramped up multiple new products during this same period of time, we remain very focused on improving our inventory turns to 8 times as we previously stated. While this is an aggressive target, we will continue to drive our operations towards making this target a reality.

In addition, we continue to review both our internal and external manufacturing resources, with a goal to significantly reduce our overhead costs. We are in the process of further executing actions which along with increased volume, should improve and increase our gross margins on a long-term basis.

As we stated last quarter, we set an initial target of reducing our pro forma operating expenses to a quarterly rate of $50 million or less by the end of this year, with additional decreases going forward. As you can see from our results, we have achieved this target a quarter earlier than previously stated, and we are reviewing additional plans to further reduce our operating expenses in 2008.

From an overall market standpoint, as I think you can see, we remain optimistic that the second half of 2007, and I believe we are very well-positioned with the network operators, and we have the right products and solutions, and we are well positioned to gain market share from these opportunities. These new opportunities are from both the network operator customers, as well as the OEM customers, across a wide range of products in our product portfolio. I believe we have one of the strongest product portfolios, the best personnel and engineering resources, as well as the most advanced leading edge technology solutions for the next generations of products in this industry.

With all of that, it is clear that Powerwave is the last independent network wireless infrastructure designer and manufacturer, who is solely focused on global wireless communications industry needs. As I stated last quarter, I believe this creates a great opportunity for Powerwave and our customers. What this means for our customers is clear, when you want a supplier that is focused on the wireless industry, and on their success, there is only one company in the industry to think of, and that is Powerwave Technologies. We continue to believe that this creates excellent and exciting opportunities for Powerwave’s employees, customers, and our investors in the years ahead.

As a final note, we will remain extremely focused and committed to returning this Company back to profitability, and we will do everything we can to continue to build and maintain your confidence. I would now like to turn the call over to Shawn our operator, and address any questions you may

QUESTION AND ANSWER

Operator

Ladies and gentlemen, (OPERATOR INSTRUCTIONS) Your first question comes from the line of George Iwanyc with CIBC. Please proceed.

George Iwanyc - CIBC World Markets - Analyst

Thanks, Ron and Kevin. Kevin, when you look at the OpEx directional guidance that you gave, how do you see that splitting out on, by sales and marketing, R&D, and G&As, are those flat as well, or is there a bit of a shifting along those lines?

Kevin Michaels - Powerwave Technologies - CFO

I think they should be relatively flat. There could be some shifting but we are definitely not that exact in our guidance. Flat in total, there could be some shifting of $1 million between one or other accounts, sure. But generally I would say they should be roughly flat for the fourth quarter.

George Iwanyc - CIBC World Markets - Analyst

When you look into next year, which areas do you think you have the most leverage into gaining some more gains from?

Ron Buschur - Powerwave Technologies - President, CEO

We are going to see some benefit, I think, from the engineering and the R&D aspect of our consolidation, as well as G&A.

George Iwanyc - CIBC World Markets - Analyst

Okay. And on the gross margin, it sounds like you are very comfortable getting back to the mid-20% area. What type of actions can you take to get there, and when do you think you can get to that point?

Ron Buschur - Powerwave Technologies - President, CEO

Well, George, I think you can see that we are making the appropriate measures and taking the appropriate steps to improve our margins quarter-over-quarter. As you said, we are still focusing on maintaining and getting back to the mid-20% range, and we have the appropriate steps in place, and now it is a matter of executing that, and getting some better absorption into our factories, and additional revenue as we had outlined.

George Iwanyc - CIBC World Markets - Analyst

On the supply chain, can you give us an idea how much, how far along you are there?

Ron Buschur - Powerwave Technologies - President, CEO

On the supply chain activity, we are probably about, maybe, 30 to 35%, along our path of trying to rationalize our supply chain activities, and consolidate some of the suppliers that we have maybe brought into the Powerwave supply chain over the last couple of years, and during these acquisitions that we have done most recently. So there is some rationalization that needs to take place there, yet and that is what we will be focusing on in Q4, and going forward starting in 2008.

George Iwanyc - CIBC World Markets - Analyst

And it sounds like you are seeing some lengthening in getting components. Are there any shortages that are holding you back on any product lines?

Ron Buschur - Powerwave Technologies - President, CEO

Well, there is certainly a constraint with the timeframes that some of our customers are looking for this product. That is a double-edged problem and sword to live by. One, we certainly want to shorten the supply chain and be able to respond to those needs. But, you know, our supply chain has been through very difficult times, as we have, over the last year, with lack of visibility or forecast, so it is difficult for them now to start ramping up and getting back to a level that they can shorten that supply chain down to the four to six-week level that we want to see.

George Iwanyc - CIBC World Markets - Analyst

Okay.

Ron Buschur - Powerwave Technologies - President, CEO

We are comfortable that they are working hard to do that and will continue to do that, and I really don’t want to just specify any components . It is just a lot of demand that we are placing right now on the supply

George Iwanyc - CIBC World Markets - Analyst

One last question. Ron, can you give us an idea of how you feel about visibility looking into the rest of the fourth quarter?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I think for the first time we feel as though, you know, we have pretty good visibility for the fourth quarter as we had indicated, and we had said from the very beginning, we thought the second half of this year would be strong, and I think it is safe to say that, you know, we are seeing that type of strength and demand that is being placed on Powerwave’s products across our product portfolio.

George Iwanyc - CIBC World Markets - Analyst

Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you.

Operator

Your next question comes from the line of Jeff Kvaal with Lehman Brothers. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Thanks very much. I was wondering if you might give us some of the variables that would go into the dialing in your precise 4Q guidance a little bit more, if at all possible. What are some of the factors that might swing it to the high or low end of the range?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think, Jeff, you know, we are definitely, there is a range of factors, and I don’t think it really helps us to go through that. Obviously we are not trying to pinpoint a number. Obviously the issues are on one level with the OEMs, how strong are the OEMs, and obviously that is impacted by how strong various operators are across the globe, and what is driving demand and how fast they deploy, and all of those factors, as well as you know, our direct operator business, we saw some good growth in the last quarter, hopefully we will see that further grow this quarter. But how strong that is and timing for it and, as well as the abilities for us to respond to the orders, as we get to the latter part of the quarter, as the orders come in, how quickly can we turn those around? All of those factors are going to impact it. So we don’t want to get specific with any one customer, or anything like that.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. That pretty much answers my next question which is about AT&T.

Ron Buschur - Powerwave Technologies - President, CEO

We certainly hope that, you know, as we go into Q4 we are seeing an improvement with the network operators and the spend, when they continue to spend, we benefit from that obviously, as you know Jeff, with our relationship we are pleased with the spending that we are seeing across multiple network operator customers, just not AT&T last quarter, and certainly we are well-positioned this quarter to benefit from that growth.

Jeff Kvaal - Lehman Brothers - Analyst

Thanks, Ron. As far as in the past you have given us a target revenue level of where you folks might be at breakeven, are you able to refresh that?

Kevin Michaels - Powerwave Technologies - CFO

We only calculated what obviously was higher than the 200 million that we are at. Our long-term goal which we stated we are trying to bring that breakeven down to 200 million. Clearly we are not there at this quarter, and it will take us a little while to get there, but that is still our long term goal, and that is what we are driving for.

Jeff Kvaal - Lehman Brothers - Analyst

Can you help us with how we should model the Other income line for you guys over the next few quarters?

Kevin Michaels - Powerwave Technologies - CFO

That is a difficult line, because we are being impacted by the foreign currency movements, and that has been the wild card on us. So you know, we were impacted by 1.8 million of negative translation losses this quarter, that contributed to that expense line there. Hopefully that doesn’t continue, but it is hard to predict that.

So you know, I would expect to see that come down this quarter slightly, but the foreign exchange movements and the way that we translate our books, the fact that we have some Swedish Krone books, that are impacted by Euro and dollar accounts is a little unique, and it is causing some strange translations. And we are reviewing that to possibly make some changes in the next year.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Excellent. Thanks, thank you both very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Bill Choi with Jefferies. Please proceed.

Mung Chou - Jefferies & Co. - Analyst

Hi, this is [Mung Chou] on behalf of Bill Choi. A couple of questions, one was when should we expect you to pay off the debt, 130 million debt, should it be July, or could it be possible that you might pay it off earlier?

Kevin Michaels - Powerwave Technologies - CFO

Sure, with the debt due in July of ‘08, so it will definitely be paid then. In terms of prior to that, have we purchased any bonds so far? Yes, we have. You know, we are open to purchasing bonds at a discount but that all depends on what is made available to us out there in the marketplace. So we can’t guarantee how much we may or may not buy before the due date.

Mung Chou - Jefferies & Co. - Analyst

Okay. Could you tell us how much you purchased so far?

Kevin Michaels - Powerwave Technologies - CFO

It has just been a few million dollars worth.

Mung Chou - Jefferies & Co. - Analyst

Second question was, related to OEM sales, they are at pretty healthy levels here. Is it fair to say that the replenishment from the OEMs has been done, and these are the base levels to model going forward, or should we expect those to decline, considering what is happening in the market?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I think we are a little bit less optimistic about maybe them growing to the levels you are trying to allude to. We are cautious maybe saying that with the forecast that Alcatel-Lucent has given for the guidance, and I think some of the discussion around Ericsson, we would like to say is a little more more conservative on that aspect of our business.

But we are very pleased with the growth that we are seeing out of the OEM customer base, outside of those two large, or three large players as well, so we are seeing some other areas picking up. We are really focused as we had indicated to try to have a better balance between our Network Operator direct business, and our OEM business, and that is something that the team is continuing to focus on as we go forward. But you know, the demand is strong across both operator and OEM business at this time.

Mung Chou - Jefferies & Co. - Analyst

Okay. And one last one, if I can, on the contract manufacturers, are you in the process of transitioning some business, or rationalizing how you have worked with your contract manufacturers, any color there will be helpful?

Ron Buschur - Powerwave Technologies - President, CEO

I am assuming you are referring to the fact that we cancelled the agreement that we had with one of our EMS providers on the Philippine operations. What we were trying to do is get Powerwave in a position to where we can be much more competitive from a market position, so we don’t have an obligation for volume and gross margins associated with that operations within the Philippines.

This should drive positive cost savings for the Company, and that is the reason that we elected to cancel that. We are very committed to our EMS partner that we have today, Celestica, and we do believe that there is some further expansions that we can do with other partnerships with some of our operations to continue to reduce our operating expenses going forward.

Mung Chou - Jefferies & Co. - Analyst

All right. Thanks a lot, guys.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

You next question comes from the line of Kim Watkins with JPMorgan. Please proceed.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Thank you. I wanted to dig into the geographic trends that you have been seeing a little bit more, and touch on third quarter, and also see how you see them playing out in fourth quarter and 2008.

And specifically, I notice that EMEA was up strongly, 14% quarter-over-quarter, if you can parse that out, and talk about what you are seeing in Western Europe versus Eastern Europe, any impact of network sharing in Western Europe, and also Africa, and then also touch on APAC and North America?

Ron Buschur - Powerwave Technologies - President, CEO

Okay. Well, we are seeing demand across the Middle East, Europe and parts of the Africa region, and I think a lot of the sales improvement that you are seeing there in the European region, would probably fall more towards the Middle East. We are seeing some opportunities there, and as you know, we have opened up facilities in the Middle East finally and we are able to service those customers more effectively in that region, as well as the APAC region, which includes India, we are seeing some growth in that marketplace, as well as parts of Indonesia, and other parts of the APAC region seems to be giving us some growth as well, so we are pleased with that trend from our previous quarters.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. And you didn’t mention Western Europe. Any downtick at all from network sharing?

Ron Buschur - Powerwave Technologies - President, CEO

No, I won’t say it is a downtick, but I don’t think that we are seeing the aggressive trends of growth that we were seeing, let’s say at the beginning of the year in the Eastern European countries.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. And then Andrew recently announced they are effectively selling back their filter assets to Nokia Siemens, since Nokia is such a large customer for Powerwave, is there any risk to that business now that Nokia Siemens has this capability in-house? How should we think about that?

Ron Buschur - Powerwave Technologies - President, CEO

If you look at that, it sends two messages to me, and it gives me a lot of comfort in a couple of aspects. One, it is clear that Powerwave is the only company that is focused on the wireless space.

And secondly, I think Nokia has stated publicly that they just want to make sure that they secure the supply chains that they have in place, specifically around some of the Nokia Siemens products that they were supplying, and I would also say that Powerwave has a very strong, and will have a very strong and healthy relationship going forward, and obviously we knew Powerwave could not be a sole provider of components too long, because every OEM is always wanting multiple sources. Siemens and Nokia have made it very clear, we are a strategic partner of theirs, and they will continue forward and Powerwave will benefit from that continued growth. And it tells me that Andrew is not committed and focused on that element of the business.

Kim Watkins - JPMorgan Chase & Co. - Analyst

So how do you and Andrew divide the business there. Is there a legacy dividing line, or a product dividing line?

Ron Buschur - Powerwave Technologies - President, CEO

I won’t go and specify how Nokia does and Siemens will do that, that is certainly how they want to divide up their business. I can tell you we are well-positioned on their next-generation of products, and their current subsystem base station product portfolio today.

As you know, about a year ago we did not necessarily aggressively pursue the Siemens filter business that Andrew did, and I think in hindsight that was a very good business decision on Powerwave’s part.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Last question, head count at the end of the quarter?

Ron Buschur - Powerwave Technologies - President, CEO

We are about 3,100, slightly down over the previous quarter, by maybe 100 or so.

Kim Watkins - JPMorgan Chase & Co. - Analyst

Okay. Great, thank you very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Mike Ounjian with Credit Suisse.

Mike Ounjian - Credit Suisse - Analyst

Thank you for taking the question. In terms of gross margins for the quarter, were there any charges in there, in terms of inventory write-downs that you didn’t pro forma out this time?

Kevin Michaels - Powerwave Technologies - CFO

Yes, there were some in there that we didn’t pro forma out, about 2.5 million of inventory charges that were not pro forma’d out.

Mike Ounjian - Credit Suisse - Analyst

Okay so for backing that out we should compare it to the 3 million you broke out last quarter?

Kevin Michaels - Powerwave Technologies - CFO

Yes.

Mike Ounjian - Credit Suisse - Analyst

Okay. That is helpful. How should we expect that to trend going forward? Are there more charges that you would expect on, or more inventory write-downs that you expect in Q4 and going forward?

Kevin Michaels - Powerwave Technologies - CFO

Well, one level we don’t expect to have to, if we did we would already be taking it down, so we are not expecting it, but as we consolidate sites and go through sites, and as we look at some of the product lines and stuff, we have identified some stuff that becomes excess, so that can happen. You know, hopefully the amounts will, you know, hopefully we won’t have any more, but in this nature of this business where things are changing all the time, things do pop up, but I do think that it will be pretty minimal, and shouldn’t be a significant number.

Mike Ounjian - Credit Suisse - Analyst

Right. Okay. And then as we look at the revenue guidance, obviously it is a range of sort of flattish to 2 or more traditional seasonal growth. It sounds like operators would be kind of the driver of sequential growth, if you get to the sort of the higher half of the guidance. Should we also think of that having some impact on the product mix away from Subsystems, or would Subsystems still be a driver from power amps, directly the operators, as you are thinking about that?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, first of all we are sorry that they butchered up your name. But we do believe that going forward, if you would look at the balance, we should see some improvement with the direct operator, but looking between the product sets, I would say it would probably be flat. I don’t expect a shift between the two. Because if you look at what makes up our base stations subsystem, it is a lot of the products that the operators would buy, as well, direct.

Mike Ounjian - Credit Suisse - Analyst

Okay. Great. Thank you very much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Brant Thompson with Goldman Sachs. Please proceed.

Tom Lee - Goldman Sachs - Analyst

Hi, this is Tom Lee for Brant. I just had a couple of questions on your 3G revenues, and I noticed it has been kind of trending up the past few quarters, and kind of mid to high teens. First question is, is there anything out of the ordinary that kind of drove the sequential decline in 3G revenues? Secondly, is kind of the mid to high teens, is that the right way to think about it as we look into Q4 and to 2008?

Kevin Michaels - Powerwave Technologies - CFO

Well, I don’t think there is anything in particular that is causing any shift there. I mean, we certainly, you know, we did see some sequential decline from June, but if you look year-over-year, we are about flat. We have seen, if you also noticed in there we have seen a growth in WiMax.

I don’t know if you want to consider WiMax 3G. If we add WiMax back in there, then we have pretty close to a flat area there. So we are seeing growth in WiMax.

On the 3G side, I think you’re aware of the 3G activities in North America . I think those are just starting to ramp up again with T-Mobile, and I believe in Europe, Western Europe has been a little slow, so you can see a little slowness there, especially in the summer they do take vacations, so you would expect to see some slowdown of that business in the summer quarter like we saw. So you expect to start to see some pickup of that

Tom Lee - Goldman Sachs - Analyst

Then by and large it is really going to be determined by to the extent that your direct operator, direct revenues, you can get additional traction on the direct operator side, in terms of getting that number higher?

Ron Buschur - Powerwave Technologies - President, CEO

Right, and I think as Kevin had indicated for the year, I think that you will find we will be pretty flattish around there, maybe slight growth if you add WiMax in.

Kevin Michaels - Powerwave Technologies - CFO

And as you ramp up a new deployment on 3G, if there is OEMs supplying that, since we do supply many of the large OEMs, you could see a ramp-up in that side of the business, as well. You know, you could see it driven both through OEM, as well as through direct sales.

Tom Lee - Goldman Sachs - Analyst

Is it too early to, I guess, give any color in terms of what O8 looks like? Is it roughly flattish, modest growth?

Kevin Michaels - Powerwave Technologies - CFO

Well, if you are talking about 3G for ‘08, I think we would expect to see some good growth in 3G and WiMax, all of the next-generation technology. We do think that will have some good growth for ‘08.

Tom Lee - Goldman Sachs - Analyst

And just lastly on the WiMax front, is that primarily driven by North America, or are there other regions where you are seeing, you know, pockets of growth?

Ron Buschur - Powerwave Technologies - President, CEO

Well, it is driven by North America but we are seeing some other pockets where we are supplying WiMax products, as well. And I mean that is in Europe and other parts of the APAC region.

Tom Lee - Goldman Sachs - Analyst

All right. And then just lastly, is any impact in terms of, you know, the Sprint Clearwater roaming agreement, does that temper some of your growth expectations say from like three to six months ago?

Ron Buschur - Powerwave Technologies - President, CEO

Well, we had maybe not quite as an aggressive growth that you had outlined there in the Q1 or Q2 timeframe. We were actually always being modest, if you recall, on our expectations and growth and ramp-up there on WiMax, and we said it would be into Q4 to Q1 timeframe, and it would be, you know, a small ramp-up initially, less than 10%.

Tom Lee - Goldman Sachs - Analyst

Got it. Okay. Thank you very much.

Operator

Your next question comes from the line of Brian Modoff with Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

Couple of questions. The coverage solutions, your coverage systems have higher margins than the overall business, and that has been declining meaningfully from what it was a year ago. What is the reason for that, and do you see that turning around? Do you see that up again this quarter?

Ron Buschur - Powerwave Technologies - President, CEO

No, Brian, as you know, we are in the process of revamping our complete coverage solution product portfolio, and putting new enhancements into that product offering, and you had seen I think, a few of those products and you know that we are going to be introducing them here in the Q1 timeframe, and we do anticipate the coverage solution, and in building coverage business grow, and that is a meaningful segment, and a very important market segment for Powerwave.

At this point we are introducing the products that we have completed through our research and development efforts, and they do tend to have a little bit better gross margins on an ongoing basis, and that is certainly part of our growth and our margins’ assumptions that we have for the 2008 period of time.

Brian Modoff - Deutsche Bank - Analyst

So we would expect that maybe to see some growth next year from this year in that area?

Ron Buschur - Powerwave Technologies - President, CEO

That is for sure.

Brian Modoff - Deutsche Bank - Analyst

Can you give us an update on the filter business, how is that coming along and what is the status of Filtronic, in terms of getting it integrated and moving in the right direction?

Ron Buschur - Powerwave Technologies - President, CEO

I think you can see from some of our reductions in our operating expenses and some of the consolidation activities, we are making good progress along that integration plan that we have put into place.

We still have some work to do to rationalize the supply chain, get a little bit more leverage out of the operation itself, Marvin and his team are really doing a good job of focusing on that, and trying to figure out how we benefit from the combined synergies, and start driving those synergies through the supply chain, and the design of our new products, and I would say now, we are maybe 30 to 35% through that process of really starting to benefit from trying to look at the synergies. So we have got some work to do there, and that is what we will be doing here the remainder of Q4 and certainly through 2008.

Brian Modoff - Deutsche Bank - Analyst

So we can see your biggest drop sequentially was in R&D. Would that be reflective of Filtronic’s restructuring?

Ron Buschur - Powerwave Technologies - President, CEO

I wouldn’t say that was just focused on Filtronic’s restructuring. We have done some shifting of some of our resources into India as well, and in looking at how we create design centers with core competency, and we reduced some of our sites that we announced last quarter, such as our location in northern California, and some of the sites in Europe, as well, that we are doing design efforts.

Brian Modoff - Deutsche Bank - Analyst

So in terms of going from, last question, going from seven sites I think you are targeting three or four. You shut two down in China, so we are down to, what, five left? So we have a couple more to come, one or two more?

Ron Buschur - Powerwave Technologies - President, CEO

We have some more work to be doing, yes Brian, around the consolidation, Marvin and the team are looking at what is the most effective way of doing that, and how we combine the entities that we currently have, and looking at our outsourcing partners as well.

Brian Modoff - Deutsche Bank - Analyst

Okay. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

As a reminder, ladies and gentlemen, (OPERATOR INSTRUCTIONS) Your next question comes from the line of Blaine Carroll with FTN Midwest Securities.

Blaine Carroll - FTN Midwest Research - Analyst

Thank you, hi Ron and Kevin. Ron, one of the things you mentioned was getting the supply chain down to somewhere around 4 to 6 weeks. I wondered on the other side of the equation what you are quoting your customers as far as lead times, and if there is a disconnect there what impact that would have on your inventory, and then the inventory turns?

Ron Buschur - Powerwave Technologies - President, CEO

Well right now, looking at our current inventory, we are trying to obviously reduce our inventory levels, as you can see, Blaine, from the previous quarter, and reduced them about 12 million, and we need to continue focusing on that to free up the cash that we have trapped on the balance sheet from previous forecasts.

Looking at the current demand that we have in place, there is an offset between what we are wanting to be able to quote to some of our customers as far as lead times, and the lead times within the supply chain, and that is what we are trying to bridge, that delta. We don’t believe that that is going to have a negative impact on the growth of inventory, but it certainly does have a bit of an impact on the timing at which we can reduce the inventory and we can collect on that inventory.

Blaine Carroll - FTN Midwest Research - Analyst

And it is nice to have goals and targets and that type of stuff, but is it realistic to be targeting 8 times inventory turns by the end of the year?

Ron Buschur - Powerwave Technologies - President, CEO

Well, we are trying to aggressively get to that point, and a lot depends on what we have, as far as the existing inventory of finished goods, and some of the raw that is in queue, that we think we can sell to some of the operators. But it is very aggressive, you are correct.

Blaine Carroll - FTN Midwest Research - Analyst

Kevin, as far as the operating expenses and congratulations on bringing it to less than 50 million. What do you think the low watermark is on a absolute basis for operating expenses during 2008. What can you bring that down to?

Kevin Michaels - Powerwave Technologies - CFO

We set a target that we want to try to get to the $45 million quarterly rate in 2008, and targeting the middle or latter half of 2008 to get there. So we certainly want to get down to that level, and that is the target we’ve got right now.

Blaine Carroll - FTN Midwest Research - Analyst

Okay. And Ron, you mentioned a couple of times, disruption in the market, you are the only one purely focused on base station equipment, and so forth. Any change in the pricing environment, with some of the disruption over at Andrew?

Ron Buschur - Powerwave Technologies - President, CEO

I think in some aspects it is somewhat maybe, I won’t say reduce the pressure, but let us say reduce the focus short-term. We still expect to say, unfortunately, Blaine, a 5 to 8% decline year-to-year until we see a little bit more rationalization in the market. But we are certainly not opposed to trying to maintain the current pricing models that we have.

It is just there is a lot of other outside disruptions where they are starting to combine the technologies of filtering transmission receive into a common module, to which ultimately does benefit Powerwave from an overall margin perspective.

But it certainly does have a bit of an impact on the topline revenue when you start doing that as well. But I think as we see a little bit more rational type of pricing in the market, as the consolidation takes place, and CommScope completes the Andrew merger, I think hopefully it will be a little less aggressive than what it has been.

Blaine Carroll - FTN Midwest Research - Analyst

Are there any assets there that you are looking at, Ron?

Ron Buschur - Powerwave Technologies - President, CEO

Right now we need to somewhat focus on the technology, and the products and the solutions that we have currently acquired. There is some IP that we think will benefit us from a technology perspective, that we would be willing to pick up, but nothing in a significant dollar or expense perspective, that would impact our guidance that we have given.

Blaine Carroll - FTN Midwest Research - Analyst

Okay. Thanks a lot.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Ken Muth with Robert Baird. Please proceed.

Ken Muth - Robert W. Baird & Co. - Analyst

As you guys exit this year with kind of the Q4 outlook you gave, would you expect a normal seasonality in kind of early ‘08, or because of the revenues are looking a little more broader among more customers and more geographies, might that be a little bit less bumpy?

Ron Buschur - Powerwave Technologies - President, CEO

Ken, we are certainly hoping that it is less bumpy than what we had seen, just due to the broad demand that we are seeing right now in the industry. But as Kevin had stated, and I caution, and you know as well, this industry is pretty volatile and what looks good one day can change very quickly. But right now we would anticipate it maybe being a little less volatile than what we have typically seen in Q1, but I wouldn’t get yourself too far ahead there. I am saying that things are just going to just stay flat from Q4, Ken.

Ken Muth - Robert W. Baird & Co. - Analyst

You guys came out with a lot of new products in 2006, and late in the year 2007, and can you give us an update on where you are seeing some of your new products being accepted, or where you are in that product cycle?

Ron Buschur - Powerwave Technologies - President, CEO

Most of our products came out in the Q1 timeframe of ‘07, and you know, we are seeing some nice acceptance of some of these products now as the spend is starting to increase and improve. The area that we won’t see the benefit from until Q4/Q1 timeframe starting up is our coverage solution, just due to the fact that we are leveraging the technology on our amplifier platform, into our DAS and remote radio head products for the coverage solutions area. So you are going to see that come in two different maybe waves, so to speak, of acceptance.

But looking at the existing product line around antennas we are seeing very good reception, and people really embracing, you know, our new I-RET antenna, as well as two-way antennas, our clean-site products, as well as our VersaFlex base station closure, and some of the work around the DAS solution business, where you look at taking the existing remote radio heads, and incorporating them into a product set that provides a DAS solution into the market.

So it is picking up, but I would like to certainly have that product suite that we have been focused on the coverage solution end of our business completed, so we can benefit from that growth. We are well-poised in 2008 for that.

Ken Muth - Robert W. Baird & Co. - Analyst

Follow up with Kevin, Kevin, I think you mentioned there is $2.5 million of inventory again going to the cost of goods sold line. Is that going to be over when we go into Q4, because we really don’t see that. If you back that number out you come out with a 21.3% gross margin, I am trying to understand if that is the baseline going forward?

Kevin Michaels - Powerwave Technologies - CFO

I would leave the baseline as, you know, it started the 20% that we are at. Hopefully like I said, I think this question got asked before, hopefully, we will not continue to see some of that, but it is difficult to predict. We clearly don’t expect, we went through and didn’t— that is all we had, but as we are going through this process, things do pop up that become obsolete, so I can’t guarantee there won’t be some more.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Anil Doradla with Caris & Co. Please proceed.

Anil Doradla - Caris & Co. - Analyst

Yes, Ron, question on the Middle East and Africa growth. Is that growth primarily 2G or 3G growth, also with India?

Ron Buschur - Powerwave Technologies - President, CEO

We are seeing actually 2G and 3G growth in both of those regions. In the Middle East we are seeing some 3G growth there, obviously. And in India we are seeing a combination.

Anil Doradla - Caris & Co. - Analyst

So could you say it is weighted more towards 3G versus 2G in India?

Ron Buschur - Powerwave Technologies - President, CEO

I would say right now it would probably be a balance to be very honest with you.

Anil Doradla - Caris & Co. - Analyst

And would that be the same in Africa and Middle East, too?

Ron Buschur - Powerwave Technologies - President, CEO

No, you would see more of the 3G towards Middle East, and Africa you would see a 2G, 3G, probably more 3G right now.

Anil Doradla - Caris & Co. - Analyst

And within the new product line, the VersaFlex, where have you been seeing most of the growth of that product? Is there any particular geographic section or particular technology?

Ron Buschur - Powerwave Technologies - President, CEO

Well, that is really focused right now, and has been designed for the North America market, and as you know from the time that you have spent here, we are really now trying to poise that product to be able to go into other market segments with that product, and other other geographic locations, as well.

We think this product is well-suited for other segments besides the communications industry, such as the data exchange and backup network area, backup storage, as well as a lot of military applications, we think this product will work well in, and utilities.

Anil Doradla - Caris & Co. - Analyst

So when can we see some meaningly revenue in other addressable markets from this product?

Ron Buschur - Powerwave Technologies - President, CEO

As you know, we are in the process of having that product reconfigured to be able to address those markets, and that is part of the focus that we are putting in place for 2008.

Anil Doradla - Caris & Co. - Analyst

So would that be more of the first half or second half of ‘08?

Ron Buschur - Powerwave Technologies - President, CEO

I would think I would put it, it is a longer sell, because it is a pretty complex product, so I would put it towards the middle or second half.

Anil Doradla - Caris & Co. - Analyst

Okay. And can you break down the in-house versus outsourcing manufacturing as a function of your total products? Was it equally broken or more towards in-house versus out-source?

Ron Buschur - Powerwave Technologies - President, CEO

Well, we really don’t give that type of guidance on the in-source versus out, but I can tell you that our desire today is to shift a little bit more of our in-building and in-house manufacturing capability to the EMS providers as we start ramping. We want to maintain a steady work force with our employees today that we currently have, but as we start ramping and growing revenue, we want to flex our EMS providers.

Anil Doradla - Caris & Co. - Analyst

So over the next two to three quarters we might see some greater outsourcing perhaps on your behalf?

Ron Buschur - Powerwave Technologies - President, CEO

That is a possibility but right now I think what we have to really focus on is demand that we have, and servicing that demand.

Anil Doradla - Caris & Co. - Analyst

Thank you.

Operator

Your next question comes from the line of Joanna Makris with Brean Murray, Carret. Please proceed.

Joanna Makris - Brean Murray, Carret - Analyst

Hi, good afternoon, I am wondering if you could comment on what you see as a reasonable target for breakeven EPS, either in terms of revenue or operating or gross margins, and secondly, if you can comment a little bit on some of the WiMax traction that you saw this quarter, did that surprise you? What are your expectations for potential WiMax acceleration looking into the first half of ‘08? Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

No, I think the WiMax sales and growth is about what we had anticipated. We have always stated that it will have meaningful growth in 2008, and it is dependent as you may know from a couple of North, or one North America operator who is very well-positioned to try to deploy a new WiMax network, as well as a couple of smaller operators who is deploying this in Europe, and then in the APAC region we have our partnership Samsung, who continues to be focused on the WiBro network, and supporting that in the APAC region.

Kevin Michaels - Powerwave Technologies - CFO

Yes, Joanna, your other question is, obviously there is a scale there, in terms of the absolute revenue dollars and margin things. Clearly I think, you know, I think we are looking to get to a breakeven around the 23 to 24% gross margin area, including that is with some higher revenue dollars and at the same time we are looking to bring down our operating expense dollars over the next year or so. Hopefully we can lower what the revenue number has to be there, by growing the gross margin and lowering operating expenses, we can bring that revenue number as we stated we want to target long term to try to get that to 200 million breakeven. Clearly we are not there yet and we won’t be there in the fourth quarter, but long term in 2008 we are hoping to get there.

Joanna Makris - Brean Murray, Carret - Analyst

Okay. Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

You are welcome.

Operator

Your next question comes from the line of Scott Searle with S Squared Technology.

Scott Searle - S Squared Technology - Analyst

Good afternoon, couple of questions. Kevin, to get calibrated on the operator front given that it looks like most of the growth in the quarter occurred outside of the Americas, is it safe to assume then, that the growth in the operator business was occurring outside of the Americas as well?

Kevin Michaels - Powerwave Technologies - CFO

I think there is some out there, but I wouldn’t say that completely, in the Americas there was growth in the operator business as well.

Scott Searle - S Squared Technology - Analyst

There is a little bit of growth in North America, but you know given the level of activity that people are talking about, whether it is AT&T, or Sprint, that would be incrementally starting to move the needle in the North American marketplace.

Ron Buschur - Powerwave Technologies - President, CEO

I think as Kevin said, we are seeing some growth today in North America with some of the operators but it is not just the North America operators that we are seeing growth in, is what I think he was trying to say.

Scott Searle - S Squared Technology - Analyst

And you know, looking at the gross margins, Kevin, normalized for the inventory charge, do you expect gross margins to be up from the December quarter from that level?

Kevin Michaels - Powerwave Technologies - CFO

I guess if you normalize for that 2.5 million charge, it is more in the 21%+ range, would you expect to be north of that in the December quarter? Well, we hate to give precise guidance, you know, Scott? We are hoping to try to target that area. You know, like I said, I can’t guarantee I won’t have any other charges but I, hopefully that is definitely the direction we are heading towards.

Scott Searle - S Squared Technology - Analyst

Are you able to quantify the savings from the China manufacturing consolidation, give us some sense of what the gross margin impact would be, given that this is the first full quarter it is the first full quarter.

Kevin Michaels - Powerwave Technologies - CFO

It is the first full quarter, but a lot of those savings came through in the last quarter. Incremental additional savings there, they are not huge.

We have seen some, there is probably, maybe a million or two more to come through that we haven’t already seen. We have been seeing some, we were pretty far along at the end of the second quarter, you know, through that consolidation.

Scott Searle - S Squared Technology - Analyst

I apologize if I missed this, but in terms of the guidance for the year, did you provide where your book currently in the quarter is currently where you are booked, and the lower end of that range, that 750 million, and then if some additional opportunities come in, i.e. some of the North American carriers starting to ramp, and seasonality with some of the OEMs it would be towards the higher ends of that range?

Kevin Michaels - Powerwave Technologies - CFO

No, clearly there is a whole range in there and how strong overall operators are, and OEMs, put us up at the higher end of the range. As we stated, we did expect to see some sequential growth in our business. You know, we feel pretty good that we shouldn’t be flat quarter-over-quarter, we feel pretty strongly about that.

If you look at what is out in the marketplace, I think most analysts are looking in the 5 to 7% range for overall wireless infrastructure industry growth. I think if we look at the fourth quarter from the third quarter, we are expecting growth in the range of 10% plus for the fourth quarter. So we feel pretty good about that.

Scott Searle - S Squared Technology - Analyst

Okay. And just on the balance sheet, Kevin, in terms of the cash you guys have started to work through some of the inventory that has been sitting there, I think some of it has been operator-specific. So as you have seen them picking up this quarter, that has been a benefit. But if you are going to get close to that 8 turns number, you are basically talking about generating 30 or 40 million in cash this quarter.

Kevin Michaels - Powerwave Technologies - CFO

Well, if we get there, we certainly see that kind of reduction in inventory levels, and we would see some significant cash flow generation. Whether it would all come in the fourth quarter or into the first quarter, I mean those collection periods and how it moves, clearly we are the first to admit it is a very aggressive target, and we can’t guarantee we will get there but we are certainly focused on it, and if we don’t achieve it this quarter, the target doesn’t leave. We feel pretty confident that we will get there at some point.

Scott Searle - S Squared Technology - Analyst

Great. Thanks so much.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

That concludes the Q&A session of today’s call, I would like to turn the call back over to Mr. Ron Buschur for your remarks.

Ron Buschur - Powerwave Technologies - President, CEO

I thank you for joining us today, and your continued interest in Powerwave Technologies. We look forward to sharing our results with you in the fourth quarter of 2007.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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